UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

July 30, 2007

QUALITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

CALIFORNIA	0-13801	95-2888568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

18191 Von Karman, Suite 450

Irvine, California 92612

(Address of Principal Executive Offices)

(949) 255-2600

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Filing of Schedule 13D Amendment

On July 30, 2007, Company director Ahmed Hussein filed a Schedule 13D amendment disclosing, but not describing, a purported “material dispute” with the Company concerning the interpretation of a settlement agreement between him and the Company. This filing by the Company provides additional information with respect to this matter.

In October 2005, Mr. Hussein filed a suit against the Company and certain directors in Orange County Superior Court challenging the results of the 2005 election for the Company’s Board of Directors. In March 2006, the Superior Court ruled against Mr. Hussein and entered judgment in favor of the Company and all the directors he sued. Subsequently, in August 2006 while the matter was on appeal, Mr. Hussein and the Company entered into a settlement agreement resolving the case. The settlement agreement governs voting for directors, the composition of board committees and certain other matters. The term of the agreement is through the Company’s annual shareholders meeting on August 8, 2007.

The Company believes that it has complied fully with the terms of the agreement, including nominating the three board candidates identified by Mr. Hussein at the 2006 annual meeting and renominating these candidates in connection with the 2007 annual meeting. The “dispute” alleged by Mr. Hussein relates primarily to the interpretation of a provision in the settlement agreement concerning the selection of legal counsel for the board of directors. A majority of the board of directors determined that Mr. Hussein’s interpretation of the agreement was without merit, concluded that in any event the purported “dispute” was not material, and declined Mr. Hussein’s request to arbitrate the matter in favor of the existing dispute resolution provisions of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2007

QUALITY SYSTEMS, INC. By: /s/ Paul Holt ——————————— Paul Holt Chief Financial Officer

-3-